Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

NOT FOR RELEASE

ENTEROMEDICS ANNOUNCES REDUCTION IN WORKFORCE

ST. PAUL, Minn., December 1, 2008 – EnteroMedics Inc., (NASDAQ: ETRM) today announced that it has reduced its workforce by 13 positions, primarily among clinical and development department professionals and their support staff. Several objectives in clinical affairs and development have recently been met, reducing the need for certain functions within the affected departments. EnteroMedics remains fully staffed to provide clinical support activities for the ongoing trials, including the EMPOWER pivotal clinical trial for US approval of VBLOC Therapy for the treatment of obesity and to continue to pursue the development of VBLOC Therapy™ in diabetes and hypertension.

“We appreciate the many contributions these employees have made to EnteroMedics,” said President and CEO Mark B. Knudson, Ph.D. “With the achievement of a number of our key objectives in clinical affairs and development, certain functions within these departments would have been underutilized over next 12 to 18 months. By undertaking this reduction in force, we expect to reduce our expenses. This savings, together with our new credit facility, will put us in a position to permit our current capital to reach further in these challenging economic times, giving us more strategic flexibility as we reach key milestone dates over the next 12 months.”

Individuals subject to the workforce reduction have been offered benefits and other services to assist them. The Company estimates that the reduction will result in approximately $2.0 million in reduced operating expenses in 2009. EnteroMedics recently announced that it has secured a $20 million working capital loan to supplement its $28.6 million in cash, cash equivalents and short-term investments as of September 30, 2008.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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